UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 1, 2016

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Greg Foster

On September 1, 2016, IMAX Corporation (the “Company”) entered into an employment agreement with Greg Foster, who serves as CEO, IMAX Entertainment and Senior Executive Vice President of the Company. The employment agreement replaces and supersedes Mr. Foster’s prior employment agreement, which was entered into on June 12, 2013 and which provided for a term ending on July 1, 2016.

Mr. Foster’s employment agreement provides for a three-year employment term (the “Term”), effective from July 2, 2016. Under the agreement, Mr. Foster will receive an annual base salary of $1,000,000, which will increase to $1,050,000 effective July 2, 2017 and to $1,100,000 effective July 2, 2018. Mr. Foster is also eligible to receive an annual discretionary incentive bonus with a target amount equal to 100% of his base salary, based upon the achievement of corporate and individual performance goals.

The Company will recommend the appointment of Mr. Foster to the Company’s board of directors (the “Board”) effective as of a date to be determined by the parties and shall recommend to the Governance Committee of the Board that Mr. Foster be nominated for election to the Board at the annual meeting of the Company’s shareholders to be held in 2017.

Promptly following the entering into of the employment agreement, Mr. Foster will be granted restricted share units (“RSUs”) with an aggregate grant date fair value of $1,575,000 and stock options with an aggregate grant date fair value of $1,050,000. Thereafter, on each of July 2, 2017 and July 2, 2018, he will be granted additional RSUs with an aggregate grant date fair value of $787,500 and additional stock options with an aggregate grant date fair value of $1,050,000. Mr. Foster must be employed by the Company on the relevant date of grant in order to receive the RSUs and stock options. The RSUs and stock options will vest in three equal annual installments beginning on the first anniversary of the applicable grant date. Mr. Foster will also be entitled to medical and other welfare benefits and to executive fringe benefits on the same basis as generally available to other senior executives of the Company. In addition, the Company has agreed to establish a nonqualified defined contribution retirement plan for Mr. Foster’s benefit and to contribute during each year of the Term, in monthly installments, an aggregate amount equal to Mr. Foster’s base salary for such year (for a total contribution of $3,150,000 (the “Aggregate Contribution”)). Mr. Foster’s interest in such retirement plan will vest in 25% increments on July 2 of each of 2019, 2022, 2025 and 2027 but will vest in full if Mr. Foster’s employment terminates under specified circumstances, including if the Company terminates his employment without cause or he resigns for good reason (as such terms are defined in the employment agreement). The Company has also agreed to continue to pay up to $135,000 in life insurance premiums for the first two years of the Term, which amounts are owed to Mr. Foster under a prior employment agreement.

If, prior to the end of the Term, Mr. Foster’s employment is terminated without cause, or he resigns for good reason, the Company will continue to pay Mr. Foster his annual base salary and benefits for a period equal to the greater of twelve months or the remainder of the Term. In addition, Mr. Foster will be paid any earned but unpaid bonus for time worked up through the termination date, as well as a pro-rated target bonus for the length of the severance period. The Company will continue to make monthly contributions to Mr. Foster’s retirement plan during the severance period up to a maximum contribution of $1,000,000, but in no event shall the total amount contributed to the retirement plan exceed the Aggregate Contribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation
(Registrant)

Date: September 1, 2016	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer & Chief Business Development Officer

	By:	/s/ Carrie Lindzon-Jacobs
	Name:	Carrie Lindzon-Jacobs
	Title:	Executive Vice President, Human Resources